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         Exhibit 3.2

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                            VALLEY FORGE CORPORATION


         VALLEY FORGE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         The amendment to the Corporation's Certificate of Incorporation set forth in the following resolution approved by the Corporation's Board of Directors and Stockholders on April 15, 1998 and June 10, 1998, respectively, was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

         RESOLVED, that Article IV of the Corporation's Certificate of Incorporation be, and hereby is, amended to read as follows:

                  The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of stock which the Corporation shall have authority to issue is Eleven Million (11,000,000) shares, consisting of Ten Million (10,000,000) shares of Common Stock, par value $.50 (the "COMMON STOCK") and One Million (1,000,000) shares of Preferred Stock, par value $.01 (the "PREFERRED STOCK"). Shares of Common Stock and Preferred Stock are referred to herein as the "SHARES."

         IN WITNESS WHEREOF, Valley Forge Corporation has caused this Certificate to be signed by its duly authorized officer, this 20th day of August, 1998.



                                       VALLEY FORGE CORPORATION


                                       By: /s/
                                           -------------------------------------
                                           David R. Brining, President


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